Exhibit (a)(1)(A)

COMPANY REPURCHASE NOTICE AND OFFER TO REPURCHASE TO HOLDERS

OF 3.25% CONVERTIBLE SENIOR NOTES DUE 2024

ISSUED BY

KAMAN CORPORATION

CUSIP NUMBER: 483548 AF0

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of Section 15.02 of the Indenture, dated as of May 12, 2017 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of July 15, 2019 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between Kaman Corporation, a Connecticut corporation (the “Company”), and U.S. Bank National Association, a national banking association, as Trustee (the “Trustee”) relating to the 3.25% Convertible Senior Notes due 2024 (the “Notes”) of the Company that each holder (the “Holder”) of the Notes has the right (the “Fundamental Change Repurchase Right”), at its option, to require the Company to repurchase all of such Holder’s Notes, or any portion thereof that is an integral multiple of $1,000 principal amount on September 27, 2019 (the “Fundamental Change Repurchase Date”) at a repurchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”).

Holders may surrender their Notes from August 29, 2019 until 11:59 p.m., New York City time, on September 26, 2019 (the “Exercise Expiration Date”). The Company will repurchase all Notes that have been validly surrendered prior to 11:59 p.m. on the Exercise Expiration Date, and not validly withdrawn prior to such time. The Fundamental Change Repurchase Price for any Notes that are surrendered, and not validly withdrawn, will be paid by D.F. King & Co., Inc., as Depository Agent (the “Depository Agent”), promptly following deposit by the Company of the Fundamental Change Repurchase Price with the Depository Agent prior to 11:00 a.m. on the Fundamental Change Repurchase Date. The Fundamental Change Repurchase Right is subject, in all respects, to the terms and conditions of the Indenture, the Notes and this Offer to Repurchase and related notice materials, as amended and supplemented from time to time.

Pursuant to the Share Purchase Agreement (the “SPA”), dated as of June 25, 2019, among Kaman Corporation (the “Company”), LJ KIT Blocker, Inc., LJ KAI Blocker, Inc. and LJ KFP Blocker, Inc. (collectively, the “Purchasers”), the Purchasers acquired from the Company all of the issued and outstanding shares of the capital stock of Kaman Industrial Technologies Corporation. The closing (the “Closing”) of the transaction contemplated by the SPA (such transaction referred to herein as the “Disposition”) occurred on August 26, 2019. The Disposition is deemed to be a “Fundamental Change” and a “Make-Whole Fundamental Change” (each as defined in the Indenture) pursuant to Section 4.10 of the Indenture. Therefore, the Closing of the Disposition triggered the right of the Holders to require the Company to repurchase Notes contained in Section 15.02 of the Indenture. Accordingly each Holder of the Notes has the Fundamental Change Repurchase Right described herein.

Alternative to the Fundamental Change Repurchase Right:

You May Elect to Convert Your Notes

The Indenture provides that, as a result of the closing of the Disposition and notwithstanding the Fundamental Change Repurchase Right, the Notes are convertible, at the option of the Holder, at any time until September 27, 2019. The Company’s conversion obligation with respect to Notes that are converted will be shares of Kaman Corporation Common Stock, cash or a combination of cash and shares of Kaman Corporation Common Stock, at the Company’s election, in each case reflecting a conversion rate of 18.0709 shares of Kaman Corporation Common Stock per $1,000 principal amount of Notes surrendered for conversion (which represents an initial conversion rate of 15.3227 shares, as adjusted pursuant to Section 14.03 of the Indenture). See Section 2.3 below for a comparison of the amount you would currently receive if your Notes are converted (and presented to U.S. Bank National Association, as conversion agent (the “Conversion Agent”) and settled for cash) and the amount you will receive if your Notes are repurchased through exercise of the Fundamental Change Repurchase Right. The right of Holders to convert their Notes is separate from the Fundamental Change Repurchase Right.

The value that you would receive if you validly exercised the Fundamental Change Repurchase Right may be less than or greater than the value that you would receive if you converted your Notes, depending on the price per share of the Company’s Common Stock over the “Observation Period” (as defined in the Indenture) related to such conversion. You should review this Offer to Repurchase carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights (if at all) and, if so, the amount of Notes to surrender or convert. None of the Company, the Company’s directors, employees, advisors or representatives, the Trustee (nor any of its Agents), the Depository Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Notes.

This Offer to Repurchase constitutes the notice of your ability to convert as required to be delivered pursuant to Section 14.01(b)(iii) of the Indenture.

To exercise your Fundamental Change Repurchase Right to have the Company repurchase the Notes and receive the Fundamental Change Repurchase Price of 100% of the principal amount of the Notes being repurchased, you must validly surrender your Notes to the Depository Agent prior to 11:59 p.m., New York City time, on the Exercise Expiration Date. The Trustee has informed the Company that, as of the date of this Offer to Repurchase, all custodians and beneficial holders of the Notes hold the Notes through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase or conversion hereunder must be delivered through the transmittal procedures of DTC’s Automated Tender Offer Program, subject to the terms and conditions of that system.

See Section 3 for further information on how to surrender your Notes for repurchase. Notes surrendered for repurchase may be withdrawn at any time prior to 11:59 p.m., New York City time, on the Exercise Expiration Date. The right of Holders to surrender Notes for repurchase expires at 11:59 p.m., New York City time, on the Exercise Expiration Date.

Alternatively, to exercise your conversion rights, you may validly surrender the Notes at any time until September 27, 2019. If you have already surrendered your Notes for repurchase by the Company, you must validly withdraw the Notes prior to 11:59 p.m., New York City time, on September 26, 2019, which is the Exercise Expiration Date, before you can surrender, per Section 14.01(b)(iii) those Notes for conversion. Notes properly surrendered for conversion may not be withdrawn.

Beneficial owners of Notes are advised to check with any bank, securities broker or other intermediary through which they hold Notes as to when such intermediary would need to receive instructions from a beneficial owner in order for that beneficial owner to be able to participate in, or withdraw their instruction, to exercise its Fundamental Change Repurchase Right or conversion rights before the deadlines specified in this Offer to Repurchase. The deadlines set by any such intermediary and DTC, for the submission and withdrawal of tender instructions may be earlier than the relevant deadlines specified above.

The Information Agent and Depository Agent for the Tender Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Email: Kamn@dfking.com

Banks and Brokers call: (212) 269-5550 (collect)

All others call toll free: (877) 478-5045

By facsimile:

(For Eligible Institutions only):

(212) 709-3328

Confirmation:

(212) 269-5552

Attn: Andrew Beck

By Hand, Mail or

Overnight Courier:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Additional copies of this Offer to Repurchase may be obtained from the Depository Agent at its address set forth above.

CONTENTS

SUMMARY TERM SHEET			1

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS			9

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE RIGHT AND CONVERSION RIGHTS			10

1.	Information Concerning the Company		10

	1.1	The Company	10

	1.2	The Share Purchase Agreement	10

2.	Information Concerning the Notes		10

	2.1	The Company’s Obligation to Repurchase the Notes	10

	2.2	Repurchase Price	11

	2.3	Conversion Rights of the Notes	11

	2.4	Market for the Notes and the Company’s Common Stock	13

	2.5	Interest	14

	2.6	Repurchase Rights	15

	2.7	Ranking	15

3.	Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase		15

	3.1	Method of Delivery	15

	3.2	Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right	15

	3.3	Delivery of Notes	17

4.	Right of Withdrawal		18

5.	Payment for Surrendered Notes; Source and Amount of Funds		18

6.	Notes Acquired		19

7.	Plans or Proposals of the Company		19

8.	Interests of Directors, Executive Officers and Affiliates of the Company in the Notes		19

9.	Agreements Involving the Company’s Notes		19

10.	Purchases of Notes by the Company and Its Affiliates		20

11.	Certain United States Federal Income Tax Considerations		20

12.	Additional Information		29

13.	No Solicitations		31

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14.	Definitions	31

15.	Conflicts	31

No person has been authorized to give any information or to make any representations other than those contained in this Offer to Repurchase and, if given or made, such information or representations must not be relied upon as having been authorized. This Offer to Repurchase does not constitute an offer to buy or the solicitation of an offer to sell Notes in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Offer to Repurchase shall not under any circumstances create any implication that the information contained in this Offer to Repurchase is current as of any time subsequent to the date of such information. None of the Company, the Company’s directors, employees, advisors or representatives, the Trustee (nor any of its Agents), the Depository Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether or not to surrender or convert (if at all) such Holder’s Notes. You should consult your own financial and tax advisors and must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights (if at all) and, if so, the amount of Notes to surrender or convert.

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SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the right of each Holder of the Notes to require the Company to repurchase, and the obligation of the Company to repurchase, the Notes, subject to the terms and conditions of the Indenture (as defined below), the Notes (as defined below) and this Offer to Repurchase and related notice materials, as amended and supplemented from time to time (the “Fundamental Change Repurchase Right”). To understand the Fundamental Change Repurchase Right fully and for a more complete description of the terms of the Fundamental Change Repurchase Right, we urge you to read carefully the remainder of this Offer to Repurchase because the information in this summary is not complete. We have included page references to direct you to a more complete description of the topics in this summary. Unless stated to the contrary, or unless the context otherwise requires, references to “the Company,” “our company,” “we,” “our,” or “us” in this notice mean Kaman Corporation and does not include its subsidiaries.

Who is offering to repurchase my Notes?

Kaman Corporation, a Connecticut corporation (the “Company”), is obligated, at your option, to repurchase your validly surrendered and not validly withdrawn 3.25% Convertible Senior Notes due 2024 (the “Notes”). (Page 10)

Why is the Company offering to repurchase my Notes?

Pursuant to the terms of the Indenture (as defined below) and the Notes, each holder (the “Holder”) of the Notes may require us to repurchase some or all of its Notes at a repurchase price in cash equal to 100% of the principal amount of the Notes (as defined below) (the “Fundamental Change Repurchase Price”). Pursuant to the Share Purchase Agreement (the “SPA”), dated as of June 25, 2019, among the Company, LJ KIT Blocker, Inc., LJ KAI Blocker, Inc. and LJ KFP Blocker, Inc. (collectively, the “Purchasers”), the Purchasers acquired from the Company all of the issued and outstanding shares of the capital stock of Kaman Industrial Technologies Corporation. The closing (the “Closing”) of the transaction contemplated by the SPA (such transaction referred to herein as the “Disposition”) occurred on August 26, 2019. The Disposition is deemed to be a “Fundamental Change” and a “Make-Whole Fundamental Change” (each as defined in the Indenture) pursuant to Section 4.10 of the Indenture (as defined below). Therefore, the Closing of the Disposition triggered the right of the Holders to require the Company to repurchase Notes contained in Section 15.02 of the Indenture. Accordingly each Holder of the Notes has the Fundamental Change Repurchase Right described herein.

What Notes are the Company obligated to repurchase?

We are obligated to repurchase all of the Notes, or any portion thereof that is a whole multiple of $1,000 principal amount, validly surrendered pursuant to the Fundamental Change Repurchase Right, at the option of the Holder. As of August 26, 2019 there was $200,000,000 aggregate principal amount of Notes outstanding. The Notes were issued under the Indenture, dated as of May 12, 2017 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of July 15, 2019 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Company, and U.S. Bank National Association, as Trustee (the “Trustee”). (Page 10)

How much will the Company pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, we will pay, in cash, the Fundamental Change Repurchase Price, which is equal to 100% of the principal amount, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date, with respect to any and all Notes validly surrendered for repurchase and not validly withdrawn prior to 11:59 p.m., New York City time, on September 26, 2019 (the “Exercise Expiration Date”). (Page 10)

How will the Company fund the repurchase of the Notes?

The Company expects to fund the repurchase from available cash on hand. (Page 18)

How can I determine the market value of the Notes?

There is no established trading market for the Notes, and they are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, Kaman Corporation operating results, the trading price and implied volatility of the Common Stock of Kaman Corporation and the market for similar Notes. To the extent available, Holders are urged to obtain current market quotations for the Notes prior to making any decision with respect to the Fundamental Change Repurchase Right. The Kaman Corporation Common Stock into which the Notes are convertible are listed on the New York Stock Exchange (the “NYSE”) under the symbol “KAMN.” On August 26, 2019 the last reported sales price of the Kaman Corporation Common Stock on the NYSE was $56.39 per share. (Page 14) The Notes are convertible into shares of Common Stock of Kaman Corporation as described in the next paragraph.

Are my Notes currently convertible?

Yes. As a result of the Disposition, Holders of Notes currently have the right to convert their Notes into shares of Common Stock of Kaman Corporation at the applicable conversion rate under the Indenture at any time until September 27, 2019. If you do not surrender your Notes pursuant to the Fundamental Change Repurchase Right, you will retain the conversion rights associated with your Notes pursuant to the Indenture. If you validly surrender all or part of your Notes pursuant to the Fundamental Change Repurchase Right, you may not surrender such Notes for conversion unless you validly withdraw your Notes prior to 11:59 p.m., New York City time, on the Exercise Expiration Date. If you validly surrender and do not validly withdraw your Notes prior to the Exercise Expiration Date, you will no longer have conversion rights, unless we fail to repurchase and pay for the Notes surrendered pursuant to the Fundamental Change Repurchase Right. If you surrender your Notes for conversion, you will no longer be able to participate in the Fundamental Change Repurchase Right. (Pages 11-13)

What consideration will I receive if I convert my Notes?

If you decide to convert your Notes, the Company’s conversion obligation with respect to Notes that are converted will be shares of Kaman Corporation Common Stock, cash or a combination of cash and shares of Kaman Corporation Common Stock, at the Company’s election, in each case reflecting a conversion rate of 18.0709 shares of Kaman Corporation Common Stock per $1,000 principal amount of Notes surrendered for conversion (which represents an initial conversion rate of 15.3227 shares, as adjusted pursuant to Section 14.03 of the Indenture). See “Examples of Your Consideration Alternatives” on pages 12-13 below for a comparison of the estimated amount you would receive if your Notes were converted (and settled for cash) and the estimated amount you would receive if your Notes were repurchased through exercise of the Fundamental Change Repurchase Right. (Pages 12-13) It is our current intent and policy to settle conversions through a combination of cash and shares of Kaman Corporation Common Stock with a Specified Dollar Amount of $1,000. See “Section 2.3 —Conversion Rights of the Notes” below.

What is the relationship between the offer and the convertibility of the Notes?

The right to participate in the Fundamental Change Repurchase Right is a separate right from the right to convert the Notes. If you do surrender your Notes pursuant to the Fundamental Change Repurchase Right, you will not be able to convert your Notes unless you validly withdraw your previously surrendered Notes prior to the Exercise Expiration Date of the Fundamental Change Repurchase Right. If you do not surrender your Notes pursuant to the Fundamental Change Repurchase Right, your conversion rights will not be affected. If you have exercised your conversion right and converted your Notes, you may not surrender your converted Notes under the Fundamental Change Repurchase Right. (Pages 12-13)

Is the Company making any recommendation about the Fundamental Change Repurchase Right or the conversion rights?

The Board of Directors of the Company is not making any recommendation as to whether you should surrender your Notes for repurchase under the Fundamental Change Repurchase Right or whether you should exercise your conversion rights (if at all). You must make your own decision as to whether or not to surrender your Notes for repurchase pursuant to the Fundamental Change Repurchase Right or to exercise your conversion rights (if at all) and, if so, the amount of Notes to surrender or convert. The Fundamental Change Repurchase Right, our offer to repurchase the Notes pursuant thereto and the notice of your conversion rights, each as described in this Offer to Repurchase, are based solely on the requirements of the Indenture and the Notes. (Page 11 and 13)

When does the Fundamental Change Repurchase Right expire?

The Fundamental Change Repurchase Right expires at 11:59 p.m., New York City time, on the Exercise Expiration Date, which is the Business Day (as defined in the Indenture) immediately preceding the Fundamental Change Repurchase Date. We will not extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. (Pages 10-11)

What are the conditions to the repurchase by the Company of the Notes?

The repurchase by us of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Offer to Repurchase. (Pages 11)

How do I surrender my Notes for repurchase?

To surrender your Notes for repurchase pursuant to the Fundamental Change Repurchase Right, you must surrender the Notes to D.F. King & Co., Inc., as depository agent (the “Depository Agent”) through the transmittal procedures of The Depository Trust Company (“DTC”) prior to 11:59 p.m., New York City time, on the Exercise Expiration Date.

Holders whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee in advance of the Exercise Expiration Date if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes on the Holders’ behalf through the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”).

Holders who are DTC participants should surrender their Notes to the Depository Agent electronically through DTC’s ATOP, subject to the terms and procedures of that system before 11:59 p.m., New York City time, on the Exercise Expiration Date.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures prior to the Exercise Expiration Date. By surrendering, or instructing your nominee to surrender, your Notes to the Depository Agent through the transmittal procedures of DTC, you agree to be bound by the terms of the Fundamental Change Repurchase Right set forth in this Offer to Repurchase. (Pages 15-17) Beneficial owners of Notes are advised to check with any bank, securities broker or other intermediary through which they hold Notes as to when such intermediary would need to receive instructions from a beneficial owner in order for that beneficial owner to be able to participate in, or withdraw their instruction, to exercise the Fundamental Change Repurchase Right before the deadlines specified in this Offer to Repurchase.

If I surrender my Notes for repurchase, when will I receive payment for them?

We will accept for payment all validly surrendered Notes promptly upon expiration of the Fundamental Change Repurchase Right. We will promptly deposit with the Depository Agent prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, an amount of cash sufficient to pay the aggregate Fundamental Change Repurchase Price for the surrendered Notes, and the Depository Agent will promptly, after the later of the Fundamental Change Repurchase Date and the time of the book-entry transfer of the applicable Notes, distribute the cash to DTC, as applicable. DTC will thereafter distribute the cash to its participants in accordance with its procedures. (Page 18)

Until what time can I withdraw previously surrendered Notes?

You can withdraw Notes previously surrendered for repurchase at any time prior to 11:59 p.m., New York City time, on the Exercise Expiration Date.

Note that if you wish to withdraw your previously surrendered Notes and convert them instead, you must withdraw the Notes prior to 11:59 p.m., New York City time, on September 26, 2019 which is the Business Day immediately preceding the Fundamental Change Repurchase Date, before you can surrender the Notes for conversion. Notes properly surrendered for conversion may not be withdrawn. (Page 18)

How do I withdraw previously surrendered Notes?

To withdraw previously surrendered Notes held in global form, you must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw the Notes prior to 11:59 p.m., New York City time, on the Exercise Expiration Date.

Note that if you wish to withdraw your previously surrendered Notes and convert them instead, you must comply with the above procedures to withdraw the Notes prior to 11:59 p.m., New York City time, on September 26, 2019. (Page 18)

HOLDERS THAT HOLD NOTES THROUGH DTC ACCOUNTS MAY ONLY WITHDRAW THEIR PREVIOUS EXERCISE OF THE FUNDAMENTAL CHANGE REPURCHASE RIGHT WITH RESPECT TO SUCH NOTES BY COMPLYING WITH THE TRANSMITTAL PROCEDURES OF DTC AND SHOULD NOT SUBMIT A PHYSICAL WITHDRAWAL NOTICE.

You bear the risk of untimely withdrawal of previously surrendered Notes. You must allow for sufficient time for completion of the DTC procedures prior to the Exercise Expiration Date. Beneficial owners of Notes are advised to check with any bank, securities broker or other intermediary through which they hold Notes as to when such intermediary would need to receive instructions from a beneficial owner in order for that beneficial owner to be able to participate in, or withdraw their instruction, to exercise the Fundamental Change Repurchase Right before the deadlines specified in this Offer to Repurchase. The deadlines set by any such intermediary and DTC, for the submission and withdrawal of tender instructions may be earlier than the relevant deadlines specified above.

If I want to convert my Notes, what should I do?

If you want to convert your Notes, you must comply with the procedures of the Depositary in effect at that time and, if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section 14.02(h) of the Indenture.

The conversion date will be the date on which you have satisfied all of the foregoing requirements as determined by the Company and subject to the customary procedures of U.S. Bank National Association, as the conversion agent (the “Conversion Agent”), and the Depositary. The Notes will be deemed to have been converted immediately prior to 5:00 p.m., New York City time, on the conversion date.

Please direct any questions or requests for assistance in connection with the surrender of Notes for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on the cover of this Offer to Repurchase.

If I have surrendered my Notes can I still convert them?

Notes surrendered for repurchase pursuant to the Fundamental Change Repurchase Right may not be converted unless such Notes are first withdrawn prior to 11:59 p.m., New York City time on September 26, 2019, which is the Business Day immediately preceding the Fundamental Change Repurchase Date. Notes properly surrendered for conversion may not be withdrawn. (Pages 18)

Do I need to do anything if I do not wish to surrender my Notes for repurchase?

No. If you do not surrender your Notes before the expiration of the Fundamental Change Repurchase Right, we will not repurchase your Notes and such Notes will remain outstanding subject to the Indenture unless we redeem or repurchase such Notes. Pursuant to the terms of the Indenture, in connection with the consummation of the Disposition, the Company and the Trustee entered into a first supplemental indenture dated July 15, 2019 (the “First Supplemental Indenture”) providing that consummation of the Disposition shall be deemed to constitute a Fundamental Change and a Make-Whole Fundamental Change. If you decide to convert your Notes, the Company’s conversion obligation with respect to Notes that are converted will be shares of Kaman Corporation Common Stock, cash or a combination of cash and shares of Kaman Corporation Common Stock, at the Company’s election, in each case reflecting a conversion rate of 18.0709 shares of Kaman Corporation Common Stock per $1,000 principal amount of Notes surrendered for conversion (which represents an initial conversion rate of 15.3227 shares, as adjusted pursuant to Section 14.03 of the Indenture). (Pages 12-13)

If I choose to surrender my Notes for repurchase, do I have to surrender all of my Notes or can I surrender just a portion of my Notes?

If you choose to surrender Notes, you are not required to surrender all of your Notes. You may surrender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to surrender a portion of your Notes for repurchase, however, you must surrender your Notes in a principal amount of $1,000 or whole multiples in excess thereof. (Page 11)

If I do not surrender my Notes for repurchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not surrender your Notes for repurchase, your conversion rights will not be affected. You will also be able to convert your Notes as provided for in the Indenture. You will have the right to convert each $1,000 principal amount of Notes into shares of Common Stock of Kaman Corporation, subject to the terms, conditions and adjustments specified in the Indenture and the Notes. (Pages 11-13)

If I do not surrender my Notes for repurchase, will I have the right to require the Company to repurchase my Notes in the future?

Yes, subject to and in accordance with the requirements set forth in the Indenture. If another Fundamental Change occurs in the future with respect to the Company, you will have the right at your option, to require us to repurchase your Notes at a repurchase price equal to 100% of the principal amount of the Notes to be repurchased plus accrued and unpaid interest to, but excluding, the Fundamental Change Date in connection with such Fundamental Change. (Pages 15)

What are the material U.S. federal income tax consequences if I surrender my Notes for repurchase or exercise my conversion rights with respect to my Notes?

A Holder’s receipt of cash in exchange for Notes pursuant to the exercise of the Fundamental Change Repurchase Right generally will be a taxable transaction for U.S. federal income tax purposes. A Holder’s receipt of cash and/or Kaman Corporation Common Stock pursuant to the exercise of conversion rights may be a taxable transaction, in full or in part, for U.S. federal income tax purposes For a discussion of certain material U.S. federal income tax consequences applicable to Holders of Notes upon the exercise of either the Fundamental Change Repurchase Right or conversion rights, see “Certain U.S. Federal Income Tax Considerations.” (Pages 20-29)

Who is the Conversion Agent?

U.S. Bank National Association, the Trustee under the Indenture, is serving as Conversion Agent in connection with the Fundamental Change Repurchase Right and conversion rights.

Who is the Depository Agent?

D.F. King & Co., Inc. is serving as the Depository Agent in connection with the Fundamental Change Repurchase Right and conversion rights.

Who is the Dealer Manager?

There is no Dealer Manager in connection with the Fundamental Change Repurchase Right.

Who can I talk to if I have questions about the Fundamental Change Repurchase Right or the conversion rights?

Questions and requests for assistance in connection with the mechanics of surrender of Notes for repurchase under the Fundamental Change Repurchase Right may be directed to the Depository Agent at the address and telephone and facsimile numbers set forth on the back cover of this Offer to Repurchase. Any questions or requests for assistance in connection with the surrender of Notes for conversion may be directed to the Conversion Agent at its address and telephone and facsimile numbers set forth on the back cover of this Offer to Repurchase. You should direct any other questions you may have to your own financial and tax advisors.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Offer to Repurchase contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements represent our management’s judgment regarding future events. In many cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “target,” “seek,” “project,” “could,” “plan,” “expect,” “anticipate,” “estimate,” “believe,” “predict,” “intend,” “potential,” or “continue” or the negative of these terms or other words of similar import, although some forward-looking statements are expressed differently. All statements, other than statements of historical fact, included in and incorporated by reference into this Offer to Repurchase regarding the Disposition, our financial position, business strategy and plans or objectives for future operations are forward-looking statements.

You should read these forward-looking statements carefully because they discuss our expectations about our future performance or future events, contain projections of our future operating results or our future financial condition, or state other “forward-looking” information.

In addition, the statements in this Offer to Repurchase are made as of August 29, 2019. Subsequent events or developments may cause our views to change. We undertake no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise.

These forward-looking statements should not be relied upon as representing our views as of any date subsequent to August 29, 2019.

Notwithstanding anything in this Offer to Repurchase or any document incorporated by reference into this Company Notice, the safe harbor protections of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with a tender offer.

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE RIGHT AND CONVERSION RIGHTS

1.    Information Concerning the Company.

1.1    The Company.

Kaman Corporation (the “Company”), a Connecticut corporation, conducts business in the aerospace and industrial distribution markets. The Company produces and markets proprietary aircraft bearings and components; super precision, miniature ball bearings; complex metallic and composite aerostructures for commercial, military and general aviation fixed and rotary wing aircraft; safe and arming solutions for missile and bomb systems for the U.S. and allied militaries; subcontract helicopter work; restoration, modification and support of our SH-2G Super Seasprite maritime helicopters; manufacture and support of our K-MAX® manned and unmanned medium-to-heavy lift helicopters. Our executive offices are located at 1332 Blue Hills Ave, Bloomfield, CT 06002 and our telephone number is (860) 243-7100. The Company’s website can be found at www.kaman.com. The information on, or accessible through the Company’s website is not part of this Offer to Repurchase.

Additional information regarding the Company is contained in our filings with the SEC. See “Additional Information” on (Pages 29-30).

1.2    The Share Purchase Agreement. Pursuant to the SPA, dated as of June 25, 2019, among the Company, LJ KIT Blocker, Inc., LJ KAI Blocker, Inc. and LJ KFP Blocker, Inc. (collectively “Purchasers”), the Purchasers acquired from Kaman all of the issued and outstanding shares of the capital stock of Kaman Industrial Technologies Corporation. The closing (the “Closing”) of the transaction contemplated by the SPA (such transaction referred to herein as the “Dispositon”) occurred on August 26, 2019. The Disposition is deemed to be a “Fundamental Change” and a “Make-Whole Fundamental Change” (each as defined in the Indenture) pursuant to Section 4.10 of the Indenture (as defined below). Therefore, the Closing of the Disposition triggered the right of the Holders to require the Company to repurchase Notes contained in Section 15.02 of the Indenture. Accordingly each Holder of the Notes has the Fundamental Change Repurchase Right described herein.

2.    Information Concerning the Notes

The 3.25% Convertible Senior Notes due 2024 (the “Notes”) of the Company were issued under the Indenture, dated as of May 12, 2017 (the “Base Indenture”), as supplemented by the First Supplemental Indenture, dated as of July 15, 2019 (the “First Supplemental Indenture,” and together with the Base Indenture, the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Notes mature on May 1, 2024 (the “Maturity Date”).

2.1    The Company’s Obligation to Repurchase the Notes. The completion of the Disposition obligates the Company, pursuant to Section 15.02 of the Indenture, to repurchase all Notes validly surrendered for repurchase and not validly withdrawn, at the Holder’s option. This Fundamental Change Repurchase Right will expire at 11:59 p.m., New York City time, on September 26, 2019 (the “Exercise Expiration Date”). We will not extend the period that

Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law. If we make any change to this Fundamental Change Repurchase Right, which we determine constitutes a material change, we will promptly disclose the change in a supplement to this Offer to Repurchase that we will distribute, or direct to be distributed, to registered Holders, and we will make a public announcement of such change promptly by means of a press release. We may be required to extend the Exercise Expiration Date for a period of five to ten business days, depending on the significance of the change, if the Fundamental Change Repurchase Right would otherwise expire during such five to ten business day period. If we are required to extend the Exercise Expiration Date, we will make a public announcement of such extension promptly by means of a press release. The repurchase by the Company of validly surrendered Notes is not subject to any condition other than such repurchase being lawful and the procedural requirements described in this Offer to Repurchase.

2.2    Repurchase Price. Pursuant to the terms of the Indenture and the Notes, the repurchase price to be paid by the Company for the Notes on September 27, 2019 (the “Fundamental Change Repurchase Date”) is a cash price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date. The Fundamental Change Repurchase Price will be paid in cash on the Fundamental Change Repurchase Date with respect to any and all Notes validly surrendered for repurchase and not validly withdrawn prior to 11:59 p.m., New York City time, on the Exercise Expiration Date. Notes surrendered for repurchase will be accepted only in principal amounts equal to $1,000 or whole multiples in excess thereof. Unless the Company defaults in making payment of the Fundamental Change Repurchase Price on any Notes validly surrendered for repurchase and not validly withdrawn, interest on those Notes will cease to accrue as of the end of the day immediately preceding the Fundamental Change Repurchase Date.

The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes or the Common Stock. Thus, the Fundamental Change Repurchase Price may be significantly higher or lower than the market price of the Notes on the Fundamental Change Repurchase Date. Holders of Notes are urged to obtain the best available information as to potential current market prices of the Notes, to the extent available, before making a decision whether to surrender their Notes for repurchase.

None of the Company, the Company’s directors, employees, advisors or representatives, the Trustee (nor any of its Agents), the Depository Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase or to exercise the conversion rights (if at all). Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights (if at all) and, if so, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes, to the extent available, and other relevant factors.

2.3    Conversion Rights of the Notes. Prior to the consummation of the Disposition, the Company and the Trustee entered into the First Supplemental Indenture providing that the consummation of the Disposition shall be deemed to constitute a Fundamental Change and a

Make-Whole Fundamental Change. The Disposition was consummated on August 26, 2019. As a result, pursuant to the terms of the Indenture, the Notes will be convertible into shares of Kaman Corporation Common Stock, cash or a combination of cash and shares of Kaman Corporation Common Stock, at the Company’s election, in each case reflecting a conversion rate of 18.0709 shares of Kaman Corporation Common Stock per $1,000 principal amount of Notes surrendered for conversion (which represents an initial conversion rate of 15.3227 shares, as adjusted pursuant to Section 14.03 of the Indenture).

Upon the conversion of any Notes, accrued but unpaid interest from May 1, 2019 to, but excluding, the conversion date with respect to the converted Notes will not be cancelled, extinguished or forfeited, but rather will be deemed to be paid in full to the Holder thereof through delivery of the conversion payment in exchange for the Notes being converted.

If you want to convert your Notes, you must (i) cause to be completed the appropriate instruction form for conversion pursuant to DTC’s book-entry conversion program, (ii) cause to be delivered by book-entry transfer an interest in the aggregate principal amount and corresponding principal amount represented thereby to be converted of such Notes, and (iii) furnish appropriate endorsements and transfer documents if required by the Company or the Conversion Agent. Please direct any questions or requests for assistance in connection with the surrender of Notes for conversion to the Conversion Agent at the address and telephone and facsimile numbers set forth on the back cover of this Offer to Repurchase.

The conversion date will be the date on which you have satisfied all of the foregoing requirements. The Notes will be deemed to have been converted immediately prior to 11:59 p.m., New York City time, on the conversion date.

Any Notes which are surrendered pursuant to the Fundamental Change Repurchase Right may be converted in accordance with the terms of the Indenture and the Notes only if such surrender has been validly withdrawn, in the manner described in Section 4 below, prior to 11:59 p.m., New York City time, on September 26, 2019 which is the Business Day (as defined in the Indenture) immediately preceding the Fundamental Change Repurchase Date. The Trustee is acting as Conversion Agent in connection with the conversion rights described herein.

For more information regarding the conversion rights with respect to the Notes, or any of the terms and conditions of the Notes, please see the Base Indenture and the form of Global Note attached thereto filed as Exhibit 4.1 to the Company’s Form 8-K filed on May 12, 2019, as supplemented by the First Supplemental Indenture filed as Exhibit 4.1 to the Company’s Form 8-K filed on July 16, 2019, and each incorporated herein by reference.

Holders that do not surrender their Notes for repurchase pursuant to the Fundamental Change Repurchase Right will maintain the right to convert their Notes into cash, subject to the terms, conditions and adjustments specified in the Indenture.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EXERCISE EITHER THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR THE CONVERSION RIGHTS DESCRIBED HEREIN AND YOU MAY CHOOSE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

For each aggregate principal amount of $1,000.00:

•	Fundamental Change Repurchase Right: If you exercise the Fundamental Change Repurchase Right and the Notes are repurchased for the Fundamental Change Repurchase Price, you will receive:

•	$1,000.00, plus accrued and unpaid interest.

•

Conversion: If you exercise your conversion rights, you will receive shares of Kaman Corporation Common Stock, cash or a combination of cash and shares of Kaman Corporation Common Stock, at the Company’s election, in each case reflecting a conversion rate of 18.0709 shares of Kaman Corporation Common Stock per $1,000 principal amount of Notes surrendered for conversion (which represents an initial conversion rate of 15.3227 shares, as adjusted pursuant to Section 14.03 of the Indenture) and any accrued and unpaid interest on your notes will be deemed paid upon settlement of the conversion.

The right of Holders to convert their Notes is separate from the Fundamental Change Repurchase Right. The value that you would receive if you validly exercised the Fundamental Change Repurchase Right may be less than or greater than the value that you would receive if you converted your Notes, depending on the price per share of the Company’s Common Stock over the “Observation Period” (as defined in the Indenture) related to such conversion. You should review this Offer to Repurchase carefully and consult with your own financial and tax advisors. You must make your own decision as to whether or not to surrender your Notes for repurchase or to exercise your conversion rights (if at all) and, if so, the amount of Notes to surrender or convert. None of the Company, the Company’s directors, employees, advisors or representatives, the Trustee (nor any of its Agents), the Depository Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether or not to surrender or convert that Holder’s Notes.

2.4    Market for the Notes and the Company’s Common Stock. There is no established trading market for the Notes, and they are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, Kaman Corporation’s operating results, the market price and implied volatility of the Common Stock of Kaman Corporation and the market for similar Notes. Following the expiration of the Fundamental Change Repurchase Right, we expect that Notes not repurchased under the Fundamental Change Repurchase Right will continue to be traded over-the-counter unless redeemed, repurchased or converted; however, the trading market for the Notes may be even more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price and trade with greater volatility than would a comparable debt security with a larger float. Consequently, our repurchase of a significant amount of the Notes pursuant to the Fundamental Change Repurchase Right would reduce the float and may negatively affect the liquidity, market value and price volatility of the Notes that remain outstanding following expiration of the Fundamental Change Repurchase Right. We cannot assure you that a market will exist for the Notes following expiration of the Fundamental Change Repurchase Right. The extent of the public market for the Notes following consummation of the Fundamental Change Repurchase Right will depend upon, among other things, the remaining outstanding principal amount of the Notes at such time, the number of Holders of Notes remaining at that time and the interest on the part of securities firms in maintaining a market in the Notes. The Trustee has informed us that, as of the date of this Offer to Repurchase, all of the Notes are held in global form through DTC. As of August 26, 2019, there was $200,000,000 aggregate principal amount of Notes outstanding.

The Kaman Corporation Common Stock into which the Notes are convertible (but payable in cash) was listed on the NYSE under the symbol “KAMN.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the Kaman Corporation Common Stock as reported on NYSE.

	Kaman Corporation
	Low	High
Fiscal year ending December 31, 2019
First Quarter	$54.41	$65.66
Second Quarter	$55.28	$64.81
Third Quarter (through August 26, 2019)	$54.85	$63.96
Fiscal year ended December 31, 2018
First Quarter	$58.00	$63.89
Second Quarter	$59.53	$75.08
Third Quarter	$62.45	$69.25
Fourth Quarter	$51.34	$67.48
Fiscal year ended December 31, 2017
First Quarter	$46.66	$53.41
Second Quarter	$45.50	$52.34
Third Quarter	$47.66	$56.38
Fourth Quarter	$54.73	$60.43

On August 26, 2019 the last reported sales price of the Kaman Corporation Common Stock on the NYSE was $56.39 per share. As of August 26, 2019, there were approximately 27,873,915 shares of Kaman Corporation Common Stock outstanding. We urge you to obtain current market information for the Notes, to the extent available before making any decision to surrender your Notes pursuant to the Fundamental Change Repurchase Right.

2.5    Interest. The Notes that remain outstanding after consummation of the Fundamental Change Repurchase Right will continue to accrue interest until the Maturity Date of May 1, 2024, or until the principal of the Notes has been paid, unless the Notes are earlier redeemed, repurchased or converted. Interest on outstanding Notes is paid semi-annually in arrears on May 1 and November 1 of each year to record Holders of the Notes as of the preceding April 15 and October 15, respectively, until the Maturity Date, or until the principal of the Notes has been paid, unless the Notes are earlier redeemed, repurchased or converted. The Notes bear interest on the principal amount at an annual interest rate equal to 3.25%. Pursuant to the terms of the Notes, the next regular interest payment date for the Notes is November 1, 2019. On the Fundamental Change Repurchase Date, the Company will pay accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date.

Holders converting the Notes will not receive a cash payment for accrued and unpaid interest, except as discussed in Section 2.3 above.

2.6    Repurchase Rights. If any Notes remain outstanding, a Holder may require the Company to repurchase for cash such Holder’s Notes if there is another Fundamental Change on or prior to the Maturity Date at a repurchase price in cash equal to 100% of the aggregate principal amount of such Notes as of the applicable repurchase date plus accrued and unpaid interest to, but excluding, the Fundamental Change Date in connection with such Fundamental Exchange.

2.7    Ranking. The Notes are senior unsecured obligations of the Company and rank equal in right of payment to all of the Company’s existing and future senior unsecured indebtedness. However, the Notes are effectively subordinated to all existing and future secured indebtedness of the Company to the extent of the value of the related collateral and are structurally subordinated to the existing and future indebtedness and other liabilities of the Company’s subsidiaries.

3.    Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase. Holders will not be entitled to receive the Fundamental Change Repurchase Price for their Notes unless they validly surrender and do not validly withdraw the Notes before 11:59 p.m., New York City time, on the Business Day prior to the Fundamental Change Repurchase Date. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount or a whole multiple thereof. If Holders do not validly surrender their Notes before 11:59 p.m., New York City time, on the Business Day prior to the Fundamental Change Repurchase Date, their Notes will remain outstanding subject to the existing terms of the Notes and the Indenture.

3.1    Method of Delivery. The Trustee has informed the Company that, as of the date of this Offer to Repurchase, all custodians and beneficial holders of the Notes hold the Notes through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase or conversion hereunder must be delivered via agent’s message that is transmitted through DTC’s Automated Tender Offer Program (“ATOP”). This Offer to Repurchase constitutes the repurchase notice required under Section 15.01(c) of the Indenture and the conversion notice under Section 14.01(b)(iii) of the Indenture and delivery of Notes via ATOP will satisfy the Holder’s Offer to Repurchase delivery requirements or the Holder’s notice of conversion requirements pursuant to the terms of the Indenture. Delivery of Notes and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

3.2    Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right. By surrendering, or instructing your nominee to surrender, your Notes through ATOP, a Holder acknowledges and agrees as follows:

•	such Notes shall be repurchased as of the Fundamental Change Repurchase Date pursuant to the terms and conditions set forth in this Offer to Repurchase;

•	such Holder agrees to all of the terms of this Offer to Repurchase;

•

such Holder has received this Offer to Repurchase and acknowledges that this Offer to Repurchase provides the notice required pursuant to the Indenture with respect to the Fundamental Change Repurchase Right;

•

upon the terms and subject to the conditions set forth in this Offer to Repurchase, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Company, all right, title and interest in and to all the Notes surrendered, (ii) releases and discharges the Company and the Trustee and their respective directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any defeasance of the Notes and (iii) irrevocably constitutes and appoints the Depository Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes (with full knowledge that the Depository Agent also acts as agent of the Company), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Depository Agent will have no rights to, or control over, funds from the Company, except as agent for the Company with respect to the Fundamental Change Repurchase Price of any surrendered Notes that are repurchased by the Company), all in accordance with the terms set forth in this Offer to Repurchase;

•

such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

•

such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Depository Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

•

such Holder understands that all Notes properly surrendered for repurchase and not withdrawn prior to 11:59 p.m., New York City time, on the Exercise Expiration Date will be repurchased at the Fundamental Change Repurchase Price, in cash, on the Fundamental Change Repurchase Date pursuant to the terms and conditions of the Indenture, the Notes, this Offer to Repurchase and related notice materials, as amended and supplemented from time to time;

•

payment for Notes repurchased pursuant to this Offer to Repurchase will be made by deposit of the Fundamental Change Repurchase Price for such Notes with the Depository Agent, which will act as agent for surrendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders;

•

surrenders of Notes pursuant to the Fundamental Change Repurchase Right may be withdrawn through DTC in accordance with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 11:59 p.m., New York City time, on the Exercise Expiration Date;

•

all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Repurchase Right hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•

the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Depository Agent, until receipt by the Depository Agent of any and all evidences of authority and any other required documents in form satisfactory to the Company; and

•

all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any surrender of Notes for repurchase and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, whose determination shall be final and binding absent manifest error.

3.3    Delivery of Notes.

Notes Held Through a Custodian. A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes for repurchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “— Notes in Global Form” prior to 11:59 p.m., New York City time, on the Exercise Expiration Date.

The Trustee has informed the Company that, as of the date of this Offer to Repurchase, all custodians and beneficial holders of the Notes hold the Notes through accounts with DTC and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase or conversion hereunder must be delivered through the transmittal procedures of DTC.

Notes in Global Form. A Holder who is a DTC participant must surrender to the Company such Holder’s beneficial interest in the Notes by electronically transmitting such Holder’s acceptance through DTC’s ATOP, subject to the terms and procedures of that system prior to 11:59 p.m., New York City time, on the Exercise Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by the Holder or by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Depository Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of an agreement to be bound by the terms of the Fundamental Change Repurchase Right, including those set forth in Section 3.2 above.

4.    Right of Withdrawal. Notes surrendered for repurchase may be withdrawn at any time prior to 11:59 p.m., New York City time, on the Exercise Expiration Date. In order to withdraw previously surrendered Notes, prior to the Exercise Expiration Date a Holder (or the holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to 11:59 p.m., New York City time, on the Exercise Expiration Date.

Previously surrendered Notes that are validly withdrawn may be validly resurrendered by following the surrender procedures described in Section 2 above. In addition, Notes that are not accepted by us pursuant to the Fundamental Change Repurchase Right by September 27, 2019 may be withdrawn.

Notes surrendered for repurchase pursuant to the Fundamental Change Repurchase Right may not be converted unless such Notes are first withdrawn prior to 11:59 p.m., New York City time on September 26, 2019 which is the Business Day immediately preceding the Fundamental Change Repurchase Date. Notes properly surrendered for conversion may not be withdrawn.

We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

5.    Payment for Surrendered Notes; Source and Amount of Funds. We will promptly deposit with the Depository Agent, prior to 11:00 a.m., New York City time, on the Special Redemption Date an amount of cash sufficient to pay the aggregate Fundamental Change Repurchase Price for the surrendered Notes, and the Depository Agent will promptly distribute the cash to DTC, and DTC will thereafter distribute the cash to its participants in accordance with its procedures.

The total amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right is approximately $202,617,808, representing 100% of the principal amount of Notes outstanding as of August 26, 2019, plus accrued and unpaid interest thereon to, but excluding, the Fundamental Change Repurchase Date (assuming all of the Notes are validly surrendered for repurchase and accepted for payment).

The Company expects to fund the repurchase from available cash on hand.

6.    Notes Acquired. Any Notes repurchased by us pursuant to the Fundamental Change Repurchase Right will be cancelled by the Trustee pursuant to the terms of the Indenture.

7.    Plans or Proposals of the Company. The directors and officers of Kaman Corporation are listed on Annex A to this Offer to Repurchase. It is expected that, initially following the Disposition, the business and operations of the Company will be continued substantially as they are currently being conducted.

Except as noted in this Offer to Repurchase, the Company currently has no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Exchange Act.

8.    Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Based on a reasonable inquiry by the Company:

•	none of the Company or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

•	the Company will not repurchase any Notes from such persons; and

•

during the 60 days preceding the date of this Offer to Repurchase, none of such officers, directors or affiliates has engaged in any transactions in the Notes, other than the Disposition and related transactions required by the Indenture as described elsewhere herein.

A list of the directors and executive officers of Kaman Corporation is attached to this Offer to Repurchase as Annex A.

9.    Agreements Involving the Company’s Notes. Except for the Share Purchase Agreement, and as described above and in this Offer to Repurchase, none of the Company, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Fundamental Change Repurchase Right or with respect to any of our Notes, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the Notes, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Termination of Capped Call Transactions

In connection with the offering of the Notes, the Company entered into capped call transactions (the “Capped Call Transactions”) with respect to shares of Kaman Corporation Common Stock with JPMorgan Chase Bank, National Association, London Branch, UBS AG, London Branch and Bank of America, N.A. (the “Counterparties”). The Capped Call Transactions cover, subject to anti-dilution adjustments substantially similar to those applicable to the Notes, approximately 3.06 million shares of Kaman Corporation’s Common Stock at a strike price of $65.2626 per share. The Company paid $20.5 million for the Capped Call Transactions.

In connection with the Capped Call Transactions, on May 8, 2017 and May 22, 2017, the Company and the Counterparties entered into certain confirmation letters (collectively, the “Confirmations”). With respect to any conversions or repurchases, the Company expects that the Capped Call Transactions will be terminated proportionately in accordance with their terms. In connection with the termination of Capped Call Transactions and the related unwinding of the existing hedge position of Counterparties with respect to such transactions, the Counterparties and/or their respective affiliates may sell shares of Kaman Corporation Common Stock in secondary market transactions, and/or enter into or unwind various derivative transactions with respect to Kaman Corporation Common Stock. This activity could decrease (or reduce the size of any increase in) the market price of Kaman Corporation Common Stock at that time and it could decrease (or reduce the size of any increase in) the market value of the Notes.

The foregoing summary description is qualified in its entirety by reference to the Confirmations themselves, each of which you may examine and copy as set forth in “Section 12 —Additional Information” below and which are hereby incorporated by reference.

10.    Purchases of Notes by the Company and Its Affiliates. Each of the Company and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Fundamental Change Repurchase Right or a call of the Notes in accordance with its terms and conditions, from the date of this Offer to Repurchase until at least the tenth (10th) business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, the Company and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at repurchase prices higher or lower than the Fundamental Change Repurchase Price. Any decision to purchase Notes after the Fundamental Change Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for repurchase pursuant to the Fundamental Change Repurchase Right, the business and financial position of the Company and general economic and market conditions.

11.    Certain United States Federal Income Tax Considerations.

General

The following is a general discussion of certain U.S. federal income tax considerations of the disposition of Notes as a result of the exercise of either the Fundamental Change Repurchase Right or conversion rights that may be relevant to Holders of the Notes. This discussion is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder’s individual circumstances, such as the Medicare tax on certain investment income, or to certain types of Holders subject to special tax rules, including, without limitation, financial institutions, broker-dealers, insurance companies, tax-exempt entities, dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. expatriates, traders in securities who elect to apply a mark-to-market method of accounting, persons that hold Notes as part of a “straddle,” a “hedge,” a “conversion transaction,” or other “integrated transaction,” persons that acquired Notes in connection with employment or the performance of services, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons subject to the alternative minimum tax, persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement, and S corporations, partnerships and other pass-through entities or arrangements (or investors in such entities or arrangements). This summary assumes that U.S. Holders have held their Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This summary assumes that the Notes are not, and have not been previously, United States real property interests within the meaning of Section 897 of the Code. In addition, this summary does not discuss any U.S. federal income tax consequences to holders of Kaman Corporation Common Stock received upon the exercise of conversion rights.

This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions in effect as of the date hereof, all of which are subject to change, perhaps retroactively, so as to result in U.S. federal income tax considerations that are different from those discussed below. The Company has not obtained, and does not intend to obtain, a ruling from the Internal Revenue Service (“IRS”) with respect to the U.S. federal income tax considerations described herein and, as a result, there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein and that a court would not agree with the IRS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Notes that for U.S. federal income tax purposes is: (i) an individual who is a citizen or resident of the United States; (ii) a corporation created or organized under the laws of the U.S., any state thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or that has a valid election in effect under the applicable Treasury regulations to be treated as a U.S. person under the Code.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of a Note that for U.S. federal income tax purposes is an individual, a corporation or an estate or a trust that is not a U.S. Holder.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds a Note, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Any partners of a partnership holding the Notes are urged to consult their tax advisors.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. HOLDERS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE DISPOSITION OF NOTES AS A RESULT OF THE EXERCISE OF EITHER THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR CONVERSION RIGHTS UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

U.S. Holders

Tendering U.S. Holders

The disposition of a Note by a U.S. Holder pursuant to the exercise of the Fundamental Change Repurchase Right generally will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder tendering a Note generally will recognize gain or loss in an amount equal to the difference, if any, between the fair market value of the cash received upon a tender, (other than any amount allocable to interest on the Note that is treated as accrued for U.S. federal income tax purposes but remains unpaid, which will be taxable as described below) and (ii) the U.S. Holder’s “adjusted tax basis” in the Note at the time of disposition. Generally, a U.S. Holder’s adjusted tax basis in a Note will equal the initial basis of the Note, increased by market discount, if any (as described below), previously included in the U.S. Holder’s income with respect to the Note (pursuant to an election to include market discount in income currently as it accrues), and reduced (but not below zero) by any amortizable bond premium as described below that an electing U.S. Holder has previously amortized.

If a U.S. Holder has been deemed to receive any constructive distribution during its holding period as a result of any conversion rate adjustments (or lack of adjustments) that are treated as dividends for U.S. federal income tax purposes, its adjusted tax basis in a Note will be increased to such extent. Although it is subject to uncertainty, we believe a U.S. Holder exercising the Fundamental Change Repurchase Right generally would not be treated as receiving a constructive distribution as a result of the adjustment under Section 14.03 of the Indenture with respect to amounts to be received upon exercise of the conversion rights.

Amortizable bond premium is generally defined as the excess of a U.S. Holder’s tax basis in the Note immediately after its acquisition (reduced by an amount equal to the value of the conversion option) by such U.S. Holder over the sum of all amounts payable on the Note after the purchase date other than payments of stated interest. Subject to the market discount rules discussed in “—Market Discount” below, gain or loss recognized by a U.S. Holder tendering a Note generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period for the Note is more than one year at the time of the disposition. Non-corporate taxpayers generally are subject to reduced rates of U.S. federal income taxation on net long-term capital gains. The deductibility of capital losses is subject to certain limitations.

Amounts received by a U.S. Holder in respect of accrued and unpaid interest on a Note generally will be taxed as ordinary interest income for U.S. federal income tax purposes to the extent not previously included in gross income.

Converting U.S. Holders

Deemed Distributions

Although it is subject to uncertainty, we believe a U.S. Holder that exercises the conversion rights would be deemed to have received a distribution of additional Kaman Corporation Common Stock with respect to additional amounts to be received upon conversion pursuant to the adjustment under Section 14.03 of the Indenture. Any such deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. The remainder of this discussion assumes that a U.S. Holder exercising its conversion rights will be deemed to receive such a distribution, and such deemed distribution will be taxable to the U.S. Holder as a dividend. It is unclear whether such dividend deemed paid to a U.S. Holder would be eligible for the preferential rates of United States federal income tax applicable in respect of certain dividends. It is also unclear whether corporate U.S. Holders would be entitled to claim the dividends received deduction with respect to any such deemed dividend. Generally, a U.S. Holder’s adjusted tax basis in a Note will be increased by the amount of such deemed dividend. Given the uncertainty described above, U.S. Holders are urged to consult their tax advisors regarding the tax consequences to them if the additional amounts received upon conversion are not treated as a distribution, the impact a deemed distribution may have on their holding period in the Notes, and the tax consequences of the deemed distribution being taxable as a return of capital or capital gain.

Conversion of Notes

A U.S. Holder exercising the conversion rights may receive solely cash, solely Kaman Corporation Common Stock, or a combination of cash and Kaman Corporation Common Stock in exchange for the Note depending upon our chosen settlement method.

If a U.S. Holder receives solely cash in exchange for a Note upon conversion, the U.S. Holder’s gain or loss will be determined in generally the same manner as if the U.S. Holder disposed of the Note as described under “—Tendering U.S. Holders” above, except that a U.S. Holder’s basis would be increased to the extent of deemed distributions treated as constructive dividends, as discussed under “—Deemed Distributions” above.

If a U.S. Holder receives solely common stock in exchange for a Note upon conversion, the U.S. Holder generally will not recognize gain or loss upon the conversion of the Note into Kaman Corporation Common Stock except to the extent of (i) cash received in lieu of a fractional share and (ii) amounts received with respect to accrued but unpaid interest (which will be treated as described under “—Tendering U.S. Holders” above). The amount of gain or loss a U.S. Holder will recognize on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash the U.S. Holder receives in respect of the fractional share and the portion of the U.S. Holder’s adjusted tax basis (determined as described under “—Tendering U.S. Holders” and “—Deemed Distributions” above) in the Note that is allocable to the fractional share. Subject to the market discount rules described under “—Market Discount” below, such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss, if at the time of the conversion, the Note has been held for more than one year. The tax basis of shares of Kaman Corporation Common Stock received upon a conversion (other than shares attributable to accrued but unpaid interest, the tax basis of which will equal their fair market value) will equal the adjusted tax basis of the Note that was converted (excluding the portion of the adjusted tax basis that is allocable to any fractional share). The U.S. Holder’s holding period for the Kaman Corporation Common Stock will include the period during which the U.S. Holder held the Note, except that the holding period of any Kaman Corporation Common Stock received with respect to accrued but unpaid interest will commence on the day after the date of receipt.

As described below, the tax treatment of a conversion of a Note into cash and Kaman Corporation Common Stock is uncertain and subject to different possible characterizations, and U.S. Holders should consult their tax advisors regarding the consequences of such a conversion.

Treatment as a recapitalization. If a combination of cash and Kaman Corporation Common Stock is received by a U.S. Holder upon conversion of a Note, we intend to take the position that the Notes are “securities” for purposes of the applicable provisions of the Code, and that the conversion should be treated as a recapitalization. In such case, gain, but not loss, will be recognized by the U.S. Holder equal to the excess of the fair market value of Kaman Corporation Common Stock and cash received (other than amounts attributable to accrued but unpaid interest, which will be treated as described under “—Tendering U.S. Holders” above) over the U.S. Holder’s adjusted tax basis in the Note (determined as described under “—Tendering U.S. Holders” and “—Deemed Distributions” above), but in no event will the gain recognized exceed the amount of cash received (excluding any cash received in lieu of a fractional share or attributable to accrued but unpaid interest). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference between the amount of cash received with respect to the fractional share and the portion of the U.S. Holder’s tax basis in Kaman Corporation Common Stock received that is allocable to the fractional share, as described in the following paragraph. Subject to the market discount rules discussed under “—Market Discount” below, any gain or loss recognized by a U.S. Holder on conversion of a Note generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the conversion, the Note has been held for more than one year.

The tax basis of Kaman Corporation Common Stock received upon such a conversion (including any fractional share deemed to be received by the U.S. Holder, but excluding any Kaman Corporation Common Stock attributable to accrued but unpaid interest, the tax basis of which would equal its fair market value) will equal the adjusted tax basis of the Note that was converted, reduced by the amount of any cash received (excluding cash received in lieu of a fractional share or attributable to accrued but unpaid interest), and increased by the amount of gain, if any, recognized (other than gain recognized on any cash received with respect to a fractional share). A U.S. Holder’s holding period for Kaman Corporation Common Stock will include the period during which the U.S. Holder held the Note, except that the holding period of any Kaman Corporation Common Stock received with respect to accrued but unpaid interest will commence on the day after the Kaman Corporation Common Stock received.

Alternative treatment as part conversion and part redemption. If the conversion of a Note into cash and Kaman Corporation Common Stock were not treated as a recapitalization as discussed above, the cash payment received may be treated as proceeds from the sale of a portion of the Note and taxed in the manner as described under “—Tendering U.S. Holders” above, in which case Kaman Corporation Common Stock received on such a conversion would be treated as received upon a conversion of the other portion of the Note, which generally would not be taxable to a U.S. Holder except to the extent of any Kaman Corporation Common Stock received with respect to accrued but unpaid interest. In that case, the U.S. Holder’s adjusted tax basis in the Note would generally be allocated pro rata among the Kaman Corporation Common Stock received and the portion of the Note that is treated as sold for cash based on the fair market value of the Kaman Corporation Common Stock and the cash. The holding period for Kaman Corporation Common Stock received in the conversion would include the holding period for the Note, except that the holding period of any Kaman Corporation Common Stock received with respect to accrued but unpaid interest would commence on the day after the Kaman Corporation Common Stock is received.

Market Discount

An exception to the capital gain treatment described in “—Tendering U.S. Holders” and “—Converting U.S. Holders” above may apply to a U.S. Holder that purchased a Note at a “market discount.” A Note has “market discount” if its stated redemption price at maturity exceeds its tax basis in the hands of a U.S. Holder immediately after its acquisition by such U.S. Holder, unless a statutorily defined de minimis exception applies. Any gain recognized by the U.S. Holder with respect to a Note acquired with market discount generally will be subject to tax as ordinary income to the extent of the market discount accrued during the period the Note was held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes. Market discount will be treated as having accrued on a ratable basis unless the U.S. Holder elected to accrue market discount using a constant-yield method. Gains in excess of such accrued market discount will generally be capital gains, as discussed above.

Generally, upon conversion of a Note acquired at a market discount into Kaman Corporation Common Stock, any market discount not previously included in income (including as a result of the conversion) will carry over to the Kaman Corporation Common Stock received. Any such market discount that is carried over to the Kaman Corporation Common Stock received upon conversion will be taxable as ordinary income upon the sale or other disposition of the Kaman Corporation Common Stock (including a deemed sale or disposition of fractional ordinary shares). However, whether a U.S. Holder that converts a Note with market discount into cash and Kaman Corporation Common Stock is required to recognize income with respect to all or a portion of its accrued market discount not previously included in income is uncertain. U.S. Holders should consult their tax advisors as to the tax treatment of market discount upon the conversion of a Note for cash and Kaman Corporation Common Stock.

Tendering or Converting Non-U.S. Holders

Deemed Distributions

As discussed above in “U.S. Holders—Converting U.S. Holders—Deemed Distributions,” although it is subject to uncertainty, we believe a Non-U.S. Holder would be deemed to have received a distribution of additional Kaman Corporation Common Stock with respect to additional amounts to be received upon conversion pursuant to the adjustment under Section 14.03 of the Indenture. Such deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the earnings and profits rules under the Code. The remainder of this discussion assumes that a Non-U.S. Holder exercising its conversion rights will be deemed to receive such distribution, and such deemed distribution will be taxable to the Non-U.S. Holder as a dividend. Given the uncertainty described above, Non-U.S. Holders are urged to consult their tax advisors regarding the tax consequences to them if the additional amounts received upon conversion are not treated as a distribution, and of the tax consequences of the deemed distribution being taxable as a return of capital or capital gain.

The applicable withholding agent will withhold at a 30% rate with respect to such deemed distribution, subject to reduction in such withholding rate by an applicable income tax treaty upon the receipt of an IRS Form W-8BEN (or other applicable form) stating that the deemed payments are eligible for the applicable reduced rate or exemption from such withholding upon the receipt of an IRS Form W-8ECI (or other applicable form) stating that the payments are not subject to withholding tax because they are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States. Any such effectively connected income will be subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates, and any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate). Given the uncertainty described above, Non-U.S. Holders are urged to consult their tax advisors regarding whether a refund may be available for any amounts withheld by a withholding agent with respect to a deemed distribution.

Although it is subject to uncertainty, we believe a Non-U.S. Holder exercising the Fundamental Change Repurchase Right generally would not be treated as receiving a constructive distribution as a result of the adjustment under Section 14.03 of the Indenture with respect to amounts to be received upon exercise of the conversion rights.

Disposition of Notes

Subject to the discussion above regarding deemed distributions and the discussions below regarding deemed distributions received upon conversion, accrued interest, information reporting and backup withholding and FATCA, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any gain recognized on the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights unless:

•	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the U.S.; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition, and certain other conditions are met.

A Non-U.S. Holder described in the first bullet point above generally will be required to pay U.S. federal income tax on the net gain derived from the disposition in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise, and if such Holder is a foreign corporation, it may also be required to pay an additional branch profits tax at a 30% rate (or a lower rate if so specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items. A Non-U.S. Holder described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or, if applicable, a lower treaty rate) on the gain derived from the disposition, which may be offset by certain U.S. source capital losses, even though the Non-U.S. Holder is not considered a resident of the United States.

Any amount received by a Non-U.S. Holder upon the disposition of a Note pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights that is attributable to accrued interest that is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business generally will not be subject to U.S. federal income or withholding tax, provided that:

•

the Non-U.S. Holder does not actually or constructively (pursuant to the conversion feature or otherwise) own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

•	the Non-U.S. Holder is not a bank that received the Note on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a controlled foreign corporation related to us through actual or constructive stock ownership; and

•

either (1) the Non-U.S. Holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a “United States person” as defined in the Code and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the Note on behalf of the Non-U.S. Holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the Non-U.S. Holder, has received from the Non-U.S. Holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the Non-U.S. Holder holds its Note directly through a “qualified intermediary” (within the meaning of applicable Treasury regulations) and certain conditions are satisfied.

If a Non-U.S. Holder does not satisfy the requirements above, the amount attributable to accrued interest paid to such Non-U.S. Holder generally will be subject to a 30% U.S. federal withholding tax unless (1) such Non-U.S. Holder is entitled to a reduction in or an exemption from withholding on such interest as a result of an applicable income tax treaty or (2) such interest is effectively connected with such Non-U.S. Holder’s conduct or a trade or business within the United States. To claim such entitlement, the Non-U.S. Holder must provide the applicable withholding agent with a properly executed (1) IRS Form W-8BEN or W-8BEN-E claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the Non-U.S. Holder resides or is established, or (2) IRS Form W-8ECI, certifying that interest paid on a Note is not subject to withholding tax because it is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States.

If accrued interest paid to a Non-U.S. Holder is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, then although exempt from the U.S. federal withholding tax (provided the Non-U.S. Holder provides appropriate certification, as described above), the Non-U.S. Holder generally will be subject to U.S. federal income tax on such accrued interest at the regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. In addition, a Non-U.S. Holder that is a corporation may be subject to an additional branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

Non-U.S. Holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Non-Tendering, Non-Converting Holders

Although it is subject to uncertainty, we believe a holder generally would not recognize any gain or loss solely as a result of not exercising either its Fundamental Change Repurchase Right or its conversion rights, or as a result of the adjustment under Section 14.03 of the Indenture with respect to amounts to be received upon exercise of the conversion rights. Holders described in the prior sentence are urged to consult their tax advisors as to the tax consequences of declining to exercise either their Fundamental Change Repurchase Right or the conversion rights.

Information Reporting and Backup Withholding

A U.S. Holder whose Notes are disposed pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights may be subject to certain information reporting requirements (unless the U.S. Holder is an exempt recipient and certifies as to that status) with respect to any amounts received pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights (including accrued interest). In addition, a U.S. Holder may be subject to backup withholding with respect to the receipt of cash in exchange for a Note unless the U.S. Holder provides the applicable withholding agent with a correct taxpayer identification number (“TIN”) and certifies that the U.S. Holder is a U.S. person, the TIN is correct (or that the U.S. Holder is awaiting a TIN) and the U.S. Holder is not currently subject to backup withholding. U.S. Holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

In general, information reporting and backup withholding will not apply to the disposition of Notes by a Non-U.S. Holder pursuant to the exercise of either the Fundamental Change Repurchase Right or conversion rights, provided that the Non-U.S. Holder has provided the applicable withholding agent with the required documentation that it is not a U.S. person (for example, IRS Form W-8BEN or W-8BEN-E). However, information returns are required to be filed with the IRS in connection with any interest and deemed dividends paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established.

Backup withholding is not an additional tax. Any amount paid as backup withholding would be creditable against the Holder’s U.S. federal income tax liability and may entitle the Holder to a refund, provided that the requisite information is timely provided to the IRS.

Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on payments of interest or deemed dividends on, or (subject to the proposed U.S. Treasury Regulations discussed below) gross proceeds from the sale or other disposition (including a conversion) of, a debt obligation of a United States partnership paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), regardless of whether such institution or entity receives the payments as a beneficial owner or intermediary, unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA currently applies to payments of interest and to deemed dividends. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of Notes after January 1, 2019, recently proposed U.S. Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued. U.S. Holders and Non-U.S. Holders are encouraged to consult their tax advisors as to the proper treatment of the Notes under FATCA.

12.    Additional Information. The Company is subject to the reporting and other informational requirements of the Exchange Act and, in accordance therewith, filed annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). Our SEC filings are also available on the SEC’s website at http://www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC’s website is not incorporated by reference in this Company Repurchase Notice and it should not be considered to be a part of this Company Repurchase Notice.

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Fundamental Change Repurchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Company is incorporating by reference in this Company Repurchase Notice some of the information that we file with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Company Repurchase Notice. We incorporate by reference the documents listed below:

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, filed on February 25, 2019;

•	the Company’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 29, 2019 and June 28, 2019, filed on May 1, 2019 and July 31, 2019, respectively;

•	the Company’s Current Reports on Form 8-K, filed on July 16, 2019 and August 26, 2019;

•

all other reports filed by the Company with (but not furnished to) the SEC pursuant to Sections 13, 14 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-K mentioned above;

•

all documents filed with (but not furnished to) the SEC by the Company pursuant to Sections 13, 14 and 15(d) of the Exchange Act subsequent to the date of this Company Repurchase Notice and prior to 11:59 p.m., New York City time, on the Exercise Expiration Date;

•	Indenture between the Company and U.S. Bank National Association, as Trustee, filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K, filed on May 12, 2017;

•

the First Supplemental Indenture, dated July 15, 2019, between the Company and U.S Bank National Association, as Trustee, incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on July 16, 2019; and

In the event of conflicting information in these documents, the information in the latest filed documents should be considered correct.

Notwithstanding the foregoing, the Schedule TO to which this Company Repurchase Notice relates does not permit “incorporation by reference.” Accordingly, if a material change occurs in the information set forth in this Company Repurchase Notice, we will amend the Schedule TO accordingly.

13.    No Solicitations. The Company has not, directly or indirectly, employed, retained or will compensate any person to make solicitations or recommendations in connection with the Fundamental Change Repurchase Right.

14.    Definitions. All capitalized terms used but not specifically defined in this Offer to Repurchase shall have the meanings given to such terms in the Indenture and the Notes.

15.    Conflicts. In the event of any conflict between this Offer to Repurchase on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Company, the Company’s directors, employees, advisors or representatives, the Trustee (nor any of its Agents), the Depository Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase, or to exercise the conversion rights (if at all), pursuant to this Offer to Repurchase. Each Holder must make such Holder’s own decision as to whether or not to surrender Notes for repurchase or to exercise the conversion rights (if at all) and, if so, the amount of Notes to surrender or convert, based on such Holder’s assessment of the current market value of the Notes and other relevant factors.

KAMAN CORPORATION

ANNEX A

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of Kaman Corporation’s Board of Directors and each of Kaman Corporation’s executive officers.

Directors

Name	Title
Brian E. Barents	Director
E. Reeves Callaway III	Director
Karen M. Garrison	Director
A. William Higgins	Director
Neal J. Keating	Chairman
Scott E. Kuechle	Director
George E. Minnich	Director
Jennifer M. Pollino	Director
Thomas W. Rabaut	Director

Executive Officers

Name	Title
Neal J. Keating	President & Chief Executive Officer
Robert D. Starr	Executive Vice President and Chief Financial Officer
Richard R. Barnhart	Executive Vice President, Kaman Corporation and President, Kaman Aerospace Group, Inc.
Shawn G. Lisle	Senior Vice President and General Counsel
John J. Tedone	Vice President—Finance and Chief Accounting Officer
Gregory T. Troy	Senior Vice President—Human Resources & Chief Human Resources Officer
Paul M. Villani	Senior Vice President—Chief Information Officer

The business address of each person set forth above is 1332 Blue Hills Ave, Bloomfield, CT 06002 and the telephone number is (860) 243-7100.

Any questions regarding procedures for tendering Notes or requests for additional copies of this Company Repurchase Notice and Offer to Repurchase should be directed to the

The Information Agent and Depository Agent for the Tender Offer is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Email: Kamn@dfking.com

Banks and Brokers call: (212) 269-5550 (collect)

All others call toll free: (877) 478-5045

By facsimile:

(For Eligible Institutions only):

(212) 709-3328

Confirmation:

(212) 269-5552

Attn: Andrew Beck

By Hand, Mail or

Overnight Courier:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

If a Holder has questions about the Fundamental Change Repurchase Right or the procedures for tendering Notes, the Holder should contact the Depository Agent at the telephone number above.